News Release BJ Services Company

4601 Westway Park Blvd.

Houston, Texas 77041

713/462-4239

Contact: Jeff Smith

BJ SERVICES REPORTS FOURTH FISCAL QUARTER

EARNINGS OF $0.76 PER DILUTED SHARE

Houston, Texas. October 31, 2006. BJ Services Company (BJS-NYSE, CBOE, PCX) today reported net income of $228.6 million for the fourth fiscal quarter ended September 30, 2006, or $0.76 per diluted share. The quarter's diluted earnings per share improved 85% compared to the $0.41 per diluted share for the fourth quarter of fiscal 2005 and 13% compared to the $0.67 per diluted share for the previous quarter.

Consolidated revenue in the fourth quarter of fiscal 2006 was $1,216.0 million, up 36% compared to $892.3 million in prior year's September quarter and up 9% compared to $1,116.9 million reported in the previous quarter. Consolidated operating income for the quarter was $340.0 million, an 86% increase compared to $182.5 million for the same quarter last year and an 11% increase compared to $306.9 million reported in the previous quarter.

During the quarter, the Company's capital expenditures were $136.7 million. Other uses of cash during the quarter included dividend payments of $15.8 million and the purchase of approximately 10.2 million shares of the Company's common stock for $364.8 million. Fiscal year to date, the Company has repurchased approximately 31.7 million shares for $1,133.3 million and has remaining authorization to purchase up to an additional $469.3 million in stock.

Cash and cash equivalents decreased $290.4 million from the previous quarter to $92.4 million primarily as a result of share repurchases.

Commenting on the results, Chairman and CEO Bill Stewart said, "The rebound in Canadian activity and improvements in Africa, Latin America and the Middle East have led to another record quarter for BJ. During the quarter, we continued to repurchase treasury shares and completed the purchase of the operating assets of Dyna-Coil, a capillary string installation and production chemicals company.

"Our outlook for fiscal year 2007 is positive with consolidated revenue growth expectations in excess of 20%. Revenue generated from our North America Pressure Pumping operations is expected to grow in the range of 20%. We expect revenue growth for our International Pressure Pumping operations outside North America and our Oilfield Services Group in the range of 20% to 25% for the fiscal year. Based on our revenue growth assumptions, we expect earnings per share for fiscal year 2007 to be $3.15 - $3.25, with earnings per share in the first fiscal quarter to be $0.75 - $0.77."

CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(in thousands except per share amounts)
	Three Months Ended
	September 30		June 30
	2006	2005	2006
Revenue	$1,215,979	$ 892,280	$1,116,906
Operating Expenses:
Cost of sales and services	799,410	622,693	734,717
Research and engineering	16,483	15,282	16,665
Marketing	28,201	24,913	25,571
General and administrative	33,354	34,219	32,310
Loss (gain) on long-lived assets	(1,446)	12,678	764
Total operating expenses	876,002	709,785	810,027
Operating income	339,977	182,495	306,879
Interest expense (1)	(11,762)	(974)	(2,506)
Interest income	4,569	2,437	3,456
Other income/(expense), net(2)	(409)	8,403	194
Income before income taxes	332,375	192,361	308,023
Income taxes	103,786	58,099	95,143
Net income	$ 228,589	$ 134,262	$ 212,880

Earnings Per Share:
Basic	$0.77	$0.42	$0.67
Diluted	$0.76	$0.41	$0.67

Weighted Average Shares Outstanding:
Basic	297,634	322,529	315,705
Diluted	301,251	328,294	319,502

Supplemental Data:
Depreciation and amortization	$ 46,271	$ 37,330	$ 42,390
Capital expenditures	136,725	98,161	131,685
Debt	659,968	82,374	603,325
	Twelve Months Ended
	September 30
	2006	2005
Revenue	$4,367,864	$3,243,186
Operating Expenses:
Cost of sales and services	2,895,749	2,334,198
Research and engineering	63,875	54,197
Marketing	103,319	92,255
General and administrative	132,011	111,285
Loss on long-lived assets	1,174	14,192
Total operating expenses	3,196,128	2,606,127
Operating income	1,171,736	637,059
Interest expense(1)	(14,558)	(10,951)
Interest income	14,916	11,281
Other income/(expense), net(2)	(11)	15,958
Income before income taxes	1,172,083	653,347
Income taxes	367,473	200,305
Net income	$ 804,610	$ 453,042

Earnings Per Share:
Basic	$2.55	$1.40
Diluted	$2.52	$1.38

Weighted Average Shares Outstanding:
Basic	315,022	323,763
Diluted	318,820	329,115

Supplemental Data:
Depreciation and amortization	$ 166,763	$136,861
Capital expenditures	459,974	323,763

  In April 2005 and February 2006, the Company redeemed debt of $422.4 million and $79.0, respectively. In June 2006, the Company completed a public offering of $500 million aggregate principal amount of Senior Notes and as of September 2006, had borrowings of $160 million under its Revolving Credit Facility.

(2) Includes other income of $9.5 million for the quarter ended September 30, 2005 and $9.0 million for the quarter ended December 31, 2005 related to our ongoing investigations in the Asia-Pacific region.

Operating Highlights

Following are the results of operations for the three months ended September 30, 2006, September 30, 2005 and June 30, 2006 and for the twelve months ended September 30, 2006 and September 30, 2005:

	Three Months Ended			Twelve Months Ended
	September 30		June 30	September 30
	2006	2005	2006	2006	2005

U.S./Mexico Pressure Pumping Revenue	$645,512	$471,006	$644,070	$2,353,772	$1,683,202
Operating Income	247,747	156,655	260,618	899,213	524,893
Operating Income Margins	38%	33%	40%	38%	31%

International Pressure Pumping Revenue	$393,759	$277,799	$300,674	$1,366,050	$1,041,910
Operating Income	79,746	42,443	35,950	240,163	135,838
Operating Income Margins	20%	15%	12%	18%	13%

Oilfield Services Group Revenue	$176,708	$143,475	$172,162	$648,042	$517,650
Operating Income	35,956	25,222	39,389	132,420	67,626
Operating Income Margins	20%	18%	23%	20%	13%

Corporate Revenue	$ -	$ -	$ -	$ -	$ 424
Operating Loss(1)	(23,472)	(41,825)	(29,078)	(100,060)	(91,298)

  Includes stock based compensation expense of $1.0 million in the quarter ended September 30, 2006, $6.8 million for the quarter ended September 30, 2005, $5.9 million for the quarter ended June 30, 2006, $18.0 million for fiscal 2006 and $13.4 million for fiscal 2005. Also included in the fourth quarter 2005 were asset impairments of $11 million and Sarbanes-Oxley cost of $7 million that were partially offset by the $9.0 million Asia Pacific liability reversal .

Year in Review

For the fiscal year ended September 30, 2006, consolidated revenue of $4.4 billion increased 35% from the $3.2 billion generated during fiscal 2005 and earnings per diluted share of $2.52 improved 83% from the $1.38 reported in fiscal 2005.

Revenue from U.S./Mexico Pressure Pumping Services and Canada Pressure Pumping Service increased 40% and 38%, respectively, from last year as a result of higher activity and improved pricing. International Pressure Pumping Services revenue excluding Canada increased 28%, largely due to increases in our Latin American and Middle Eastern businesses. The Oilfield Services Group's revenue increased 25% during 2006 with all service lines contributing to the improvement.

September Quarter Review

U.S./Mexico Pressure Pumping Services fourth quarter 2006 revenue of $645.5 million was slightly above the June 2006 quarter (sequential) and increased 37% from the September 2005 quarter (year over year). Operating income margin for U.S./Mexico was 38% compared to 40% reported in the previous quarter and 33% reported in the same quarter last year. The lower operating income margin sequentially is largely a result of job deferrals, increasing headcount in the fourth quarter and higher maintenance expense in preparation for expected upcoming activity improvement.

International Pressure Pumping Services fourth quarter 2006 revenue of $393.8 million increased 31% sequentially and 42% year over year:

Region	Sequential	Year Over Year
Europe/Africa	28%	83%
Middle East	17%	28%
Asia Pacific	-7%	30%
Russia	-12%	-1%
Latin America	7%	38%
Canada	107%	47%

The sequential improvement in international pressure pumping revenue was largely the result of a 78% rig activity increase in Canada subsequent to the seasonal Spring break up period experienced during the June quarter. The Europe/Africa region also contributed to the sequential increase due to growth in the Africa operations. As mentioned last quarter, on June 25, 2006, we acquired an additional 2% interest in our Algeria joint venture, Societe Algerienne de Stimulation de Puits Productures d'Hydrocarbures ("BJSP"). As a result, we now control and consolidate BJSP in our financial results. Excluding this acquisition, revenue for this region increased 6% sequentially. The Middle East reported a strong sequential increase with Saudi Arabia and India as the primary contributors. Latin America benefited from activity gains in Argentina, Venezuela, Colombia and Brazil. The Asia Pacific revenue decline was primarily due to lower activity in New Zealand and Vietnam.

Year over year, Canada's revenue grew as a result of geographic expansion and pricing increases. The Europe/Africa region revenue improvement was due to improved North Sea and Africa activity. The Middle East benefited from strong activity gains in Saudi Arabia, Azerbaijan, Kazakhstan and India. Australia, Thailand, Malaysia and Vietnam were the primary contributors in the improvement in Asia Pacific. Argentina, Venezuela Colombia and Brazil contributed to the revenue gain in Latin America.

Operating income margins for international pressure pumping were 20% compared to 12% reported in the previous quarter and 15% reported in last year's September quarter. We continue to experience revenue and margin growth in the international market.

Oilfield Services Group fourth quarter 2006 revenue of $176.7 million increased 3% sequentially and increased 23% year over year.

Division	Sequential	Year Over Year
Tubular Services	8%	30%
Process & Pipeline Services	-4%	11%
Chemical Services	12%	47%
Completion Tools	14%	15%
Completion Fluids	-1%	33%

Market activity increases contributed to the revenue performance of the Oilfield Services Group. Also contributing to Chemical Services was the acquisition of Dyna-Coil, which closed in the middle of the quarter. This was partially offset on a sequential basis by lower Process and Pipeline Services revenue as we completed several large projects in the prior quarter and by a less favorable job mix for Completion Fluids.

The Oilfield Services Group operating income margin for the quarter was 20%, down from 23% in the previous quarter and up from 18% reported in last year's September quarter. The sequential decline is attributable to the completion of high margin projects in the prior quarter.

Consolidated Geographic Highlights

The following table reflects the percentage change in consolidated revenue by geographic area for the September 2006 quarter compared to the June 2006 quarter and the September 2005 quarter. The information presented is based on our combined service and product line offering by geographic region.

Geographic	Sequential	Year Over Year

U.S.	0%	39%
Canada	76%	41%
	8%	39%
Latin America (includes Mexico)	3%	23%
Europe/Africa	27%	37%
Russia	-12%	-1%
Middle East	18%	28%
Asia Pacific	-3%	40%
	9%	36%

Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Any unexpected disclosures of non-GAAP financial measures discussed on the call will be posted on our website as soon as possible after the disclosure.

Conference Call

The Company will hold a conference call following this earnings release. The call will take place at 9:00 a.m. Central Time.

To participate in the conference call, please call 913/981-4912, 10 minutes prior to the conference call start time and give the conference code number 5643889. If you are unable to participate, the conference call will be available for playback three hours after conclusion of the conference call. The playback number is 719/457-0820 and the replay entry code is 5643889. Playback will be available for five days.

The conference call will also be available via real-time webcast at www.bjservices.com. Playback of the webcast will be available following the conference call.

This news release contains forward-looking statements that anticipate future performance such as the Company's prospects, expected revenue, and expenses and profits. These forward-looking statements are based on assumptions that may prove to be inaccurate, and they are subject to risks and uncertainties that may cause actual results to differ materially from expected results. These risk factors include, without limitation, general global business and economic conditions, drilling activity and rig count, pricing volatility for oil and gas, reduction in demand for our services and products, risks from operating hazards such as fire, explosion and oil spills, unexpected litigation for which insurance and customer agreements do not provide complete protection, potential adverse results from our SEC and DOJ investigations, changes in exchange rates and declines in the U.S. dollar, and risks associated with our international operations, including potential instability and hostilities. This list of risk factors is not intended to be comprehensive. More extensive information concerning risk factors may be found in our public filings with the Securities and Exchange Commission.

BJ Services Company is a leading provider of pressure pumping and other oilfield services to the petroleum industry.

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(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)